Exhibit 99.2

FOR IMMEDIATE RELEASE

PRIMUS GUARANTY COMMENTS ON
ICELANDIC BANK CDS EXPOSURE

Hamilton, Bermuda, October 9, 2008 – Following the announcement by Iceland’s Financial Supervisory Authority to nationalize Kaupthing bank hf. (“Kaupthing Bank”), Primus Guaranty, Ltd. (NYSE:PRS) provided the following information with regards to the credit default swaps (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”).

As of September 30, 2008, Primus Financial’s single-name CDS notional exposure that references Kaupthing Bank totaled $68.2 million. The company anticipates that, as a result of the Kaupthing Bank credit event, it will make cash settlement payments to its counterparties on these transactions, less recoveries. However, recovery levels have not been determined at this time. Primus Financial also has CDS exposure to Kaupthing Bank in its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. The company does not anticipate that Primus Financial will have to make cash settlement payments on its bespoke tranche transactions as a result of Kaupthing Bank being put into receivership. However, the capital requirements associated with each tranche will increase as a result of a reduction in tranche subordination.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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